                                                                     EXHIBIT 5.1

                           [LETTERHEAD OF DECHERT LLP]

August 30, 2004

Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288

             Re:  Wachovia Commercial Mortgage Securities, Inc.
                  S-3 Registration Statement (333-108944)

Ladies and Gentlemen:

We have acted as counsel to Wachovia Commercial Mortgage Securities, Inc., a
Delaware corporation (the "Company"), in connection with the offering of the
Company's Commercial Mortgage Pass-Through Certificates, Series 2004-C14, Class
A-1, Class A-2, Class A-3, Class A-4, Class B, Class C and Class D Certificates
(the "Public Certificates"). The Public Certificates were issued pursuant to a
Pooling and Servicing Agreement, dated as of August 1, 2004 (the "Pooling and
Servicing Agreement"), among the Company, Wachovia Bank, National Association, as master servicer, Allied Capital Corporation, as special servicer, LaSalle
Bank National Association, as trustee, and ABN AMRO Bank N.V., as fiscal agent.

In connection with rendering this opinion letter, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of certain certificates, instruments and other documents as we have deemed necessary, including but not limited to the following items (items 1 and 2 are defined as the "Operative Documents"):

     1. The Underwriting Agreement, dated August 12, 2004, among the
Company, Wachovia Bank, National Association, Wachovia Capital Markets, LLC,
Goldman, Sachs & Co. and Greenwich Capital Markets, Inc.

     2. The Pooling and Servicing Agreement;

     3. A Registration Statement on Form S-3 (File No. 333-108944) that was filed with the Securities and Exchange Commission (the "Commission") on
September 19, 2003, and became effective on October 15, 2003 (excluding any exhibits thereto, the "Registration Statement");

     4. A Prospectus dated June 17, 2004 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated August 12, 2004 (the "Prospectus
Supplement" and collectively with the Base Prospectus, the "Prospectus"), pursuant to which the Public Certificates were offered;

Wachovia Commercial Mortgage Securities, Inc.
August 30, 2004

     5. The articles of restatement of incorporation and bylaws of the Company;
and

     6. Such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below:

In rendering the opinions set forth in this opinion letter, we have relied on and assumed (a) the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to the originals of all such documents, agreements and instruments submitted to us as certified, conformed, photographic or telecopied copies, the genuineness of all signatures, the legal capacity and power of all natural persons, and the due authorization, execution and delivery of such documents, agreements and instruments by, all parties thereto; (b) the conformity of the text of each document filed through the
Electronic Data Gathering, Analysis and Retrieval System with the Commission to the printed document which we reviewed; (c) that each such document, agreement and instrument examined has been duly authorized, executed and delivered by the parties thereto (except the Company), and constitutes the legal, valid and binding obligation of all parties thereto (except the Company); and (d) that any representations and warranties set forth in the Operative Documents are true and correct, as to factual matters. As to questions of fact material to our opinions, we have, when such facts were not independently established by us, relied upon certificates of such parties or their officers or of public officials. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Company.

Whenever this opinion letter refers to matters "to the best of our knowledge", such reference is limited to facts within our actual knowledge after an inquiry of the attorneys of this firm actively involved in the transactions contemplated by the Operative Documents. Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

The opinions set forth below are limited to the laws of the State of New York and, to the extent expressly set forth in this opinion letter, the federal laws the United States, and no opinion is expressed as to any other laws. The opinions expressed in this opinion letter are limited in all respects to the law existing on the date of this opinion letter. In rendering this opinion, we do not undertake to advise you of any change in law or fact that may occur after the date of this opinion letter.

Based on the foregoing, we are of the opinion that:

     1. The Pooling and Servicing Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, provided, however, that we express no opinion as to the effect on enforceability of (a) any applicable bankruptcy, insolvency, fraudulent conveyance, equitable subordination, reorganization, readjustment of debt, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity, including (without limitation) concepts of materiality, reasonableness, public policy, good faith, fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law),
(c) any provision relating to jurisdiction, venue or service of process, (d) the failure of any party to such document to act in good faith and in a commercially reasonable manner in seeking to exercise its rights and remedies thereunder; or
(e) any interest on interest provision of such document, and except that enforcement of rights with respect to indemnification and contribution obligations and provisions may be limited by applicable law or considerations of public policy.

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Wachovia Commercial Mortgage Securities, Inc.
August 30, 2004

            2. The Public Certificates have been duly and validly executed and delivered pursuant to the Pooling and Servicing Agreement, and have been paid for and delivered in accordance with the Underwriting Agreement, and are entitled to the benefits provided by the Pooling and Servicing
Agreement.

We hereby consent to the filing of this letter as an exhibit to the Registration
Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the
Registration Statement under the provisions of the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Dechert LLP

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